EX-28.d.3.y.i

AMENDMENT TO THE

SUBADVISORY AGREEMENT

This Amendment (“Amendment”) to the Subadvisory Agreement dated March 12, 2020 (the “Agreement”) is entered into as of the 9th day of March, 2022, by and between Nationwide Variable Insurance Trust, (“Trust”), Nationwide Funds Advisors (“Adviser”) and Newton Investment Management Limited (“Subadviser”). Any term not defined in this Amendment shall have the meaning ascribed to it in the Agreement.

In consideration of the mutual promises and covenants between the parties, Trust, Adviser, and Subadviser hereby agree to amend the Agreement as follows:

1.	Section 2(a) of the Agreement shall be supplemented to include the following paragraph:

The Subadviser shall be permitted to use affiliates, including foreign affiliates, and persons employed by affiliates of the Subadviser to provide, or assist in providing, discretionary or non-discretionary investment advisory services under this Agreement to the extent not prohibited by, or inconsistent with, applicable law, including the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended, the rules thereunder, and relevant positions of the SEC and its staff. The Subadviser also shall be permitted to use an unaffiliated administrator in connection with trade settlement, portfolio reconciliation and other administrative services. The Subadviser shall be responsible under this Agreement for any action taken or omission made by such person(s) described above on behalf of the Subadviser in assisting the Subadviser under the Agreement to the same extent as if the Subadviser had taken such action or made such omission directly. All fees and/or other compensation payable to such an affiliate or unaffiliated administrator shall be the sole responsibility of the Subadviser and neither the Trust nor the Adviser shall have any obligation to pay any fee or compensation to such affiliate. To the extent the Subadviser utilizes the services of an affiliate to provide, or assist in providing, discretionary investment advisory services under this Section 2(a), it will provide the Adviser and the Trust with 30 days advance written notice, which will include the identity of the affiliate and such other information reasonably requested by the Adviser or the Trust.

2.	The first paragraph of Section 10(b) of the Agreement shall be amended to include the words underlined in the paragraph below:

The Subadviser shall indemnify the Adviser, the Trust and the Fund, and their respective Affiliates and Controlling Persons for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which the Adviser, the Trust and/or the Fund and their respective Affiliates and Controlling Persons may sustain as a result of the Subadviser’s (or any of its affiliates’) willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws or the CEA, except to the extent that such liability and expenses arise as a result of willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law on the part of the Adviser or the Trust. The Adviser shall indemnify the Subadviser, its Affiliates and its Controlling Persons, for any liability and expenses, including without limitation reasonable attorneys’ fees and expenses, which may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws or the CEA, except to the extent that such liability and expenses arise as a result of willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law on the part of the Subadviser.

3.	Trust, Adviser and Subadviser each acknowledges that all of its respective representations, warranties and covenants contained in the Agreement are true and correct as of the date hereof.

4.

Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect. Any capitalized term not specifically defined herein shall have the meaning ascribed to it in the Agreement.

This Amendment, the Agreement and the attachments to the Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment shall be binding on either party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, including via facsimile, all of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, Trust, Adviser, and Subadvisor have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year written above.

Nationwide Variable Insurance Trust		Newton Investment Management Limited
(Trust)		(Subadviser)

By:	/s/ Christopher C. Graham	By:	/s/ Andrew Downs
Name: Christopher C. Graham		Name: Andrew Downs
Title: VP & Chief Investment Officer		Title: Chief Operating Officer

Nationwide Fund Advisors (Adviser)		Newton Investment Management Limited
(Subadviser)

By:	/s/ Christopher C. Graham	By:	/s/ Julian Lyne
Name: Christopher C. Graham		Name: Julian Lyne
Title: VP & Chief Investment Officer		Title: Chief Commercial Officer